EXHIBIT 99.01

El Paso Electric

www.epelectric.com

NEWS RELEASE

For Immediate Release	Contact:
Date: September 24, 2003	Media	Analysts
	Teresa Souza	Cynthia Gamez
	915/543-5823	915/543-2213

Texas Administrative Law Judges Issue Ruling on El Paso

Electric Fuel Case

El Paso Electric (EPE) has received a Proposal for Decision in its petition to reconcile fuel costs before the Public Utility Commission of Texas (PUCT) Docket No. 26194 for the period January 1999 through December 2001. EPE incurred approximately $276 million in fuel and purchased power expenses for the Texas jurisdiction during this period.

The two Administrative Law Judges (ALJs) presiding over the case have recommended that (i) approximately $21 million of Texas jurisdictional purchased power expenses be characterized as “imputed capacity charges,” and therefore disallowed; and (ii) approximately $0.5 million in fees paid to Enron be disallowed because they are deemed to be labor and administrative costs, not recoverable as fuel. The ALJs have recommended that all other contested issues be resolved in favor of EPE.

The PUCT has scheduled an open meeting on October 23, 2003 to consider the Proposal for Decision. EPE believes that the methodology proposed by the ALJs is unprecedented and intends to vigorously contest it before the PUCT and, if necessary, through the appellate process. Nevertheless, EPE cannot predict the outcome of this case. A decision upholding the recommendation of the ALJs could reduce EPE’s reported income by approximately $13 million after taxes and before the consideration of any interest that would have to be paid on the balance. In addition, if the methodology proposed by the ALJs is adopted for the 1999-2001 period, EPE could be subject to similar disallowances for the reconciliation period beginning in January 2002.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 320,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Mexico. EPE has a net installed generation capacity of approximately 1,500 MW. EPE’s common stock trades on the New York Stock Exchange under the symbol EE.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, increased prices for fuel and purchased power, the possibility that regulatory bodies may not permit EPE to pass through to customers all fuel and purchased power costs, the costs associated with unexpected local plant maintenance, the replacement of Palo Verde steam generators, the costs of unscheduled outages, the expenses associated with regulatory proceedings and other factors detailed by EPE in its public filings with the Securities and Exchange Commission.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960